Exhibit 99.1

                Spectrum Control Reports Second Quarter Profit

             Orders, Shipments and Profitability Increase Sharply
                           Cash Flow Remains Strong

    FAIRVIEW, Pa., June 17 /PRNewswire-FirstCall/ --

                                 FlashResults
                        Spectrum Control, Inc. (SPEC)
                        (Numbers in Thousands, Except
                               Per Share Data)

                       2nd quarter ended         2nd quarter ended
                           5/31/2004       YTD       5/31/2003       YTD

     Sales                  $21,484      $38,609      $15,470      $30,716
     Net Income              $1,528       $2,140         $248         $416
     Average Shares          13,176       13,163       12,955       12,961
     EPS                      $0.12        $0.16        $0.02        $0.03

    Spectrum Control, Inc. (Nasdaq: SPEC), a leading designer and manufacturer of electronic control products and systems, today reported results for the second quarter ended
May 31, 2004.
    For the second quarter of fiscal 2004, the Company reported net income of $1,528,000 or 12 cents per share on sales of $21,484,000, compared to net income of $248,000 or two cents per share on sales of $15,470,000 for the same period last year. For the first half of fiscal 2004, the Company had net income of $2,140,000 or 16 cents per share on sales of $38,609,000. For the comparable period of 2003, the Company had net income of $416,000 or three cents per share on sales of $30,716,000.
    Dick Southworth, the Company's President and Chief Executive Officer, commented, "Overall market conditions continue to improve, creating greater demand and opportunities for virtually all of our major product lines. Total customer orders received in the second quarter amounted to $21.9 million, an increase of 46% from a year ago. Compared to the second quarter of last year, customer orders for our signal integrity products increased in the current quarter by $2.2 million or 20%, power integrity products and management system orders grew $2.7 million or nearly 97%, and orders received for frequency control products (excluding the impact of our acquisition of Salisbury Engineering, Inc. earlier this year) increased $1.0 million or 73%. Increased demand from our customers in the telecommunication equipment industry was a significant driver of this growth. With this strong order rate, total shipments in the current quarter grew to $21.5 million, an increase of $4.4 million or 25% from the immediate preceding quarter, and an increase of $6.0 million or 39% from a year ago. This higher shipment level, combined with our ongoing cost reduction programs, enhanced our profitability by improving efficiencies and enabling us to leverage our fixed manufacturing costs. Income from operations was approximately $2.5 million during the current quarter, an increase of $2.1 million or more than five times greater than our operating income for the same quarter last year. We believe this greatly improved financial performance reaffirms the effectiveness of our business strategies, as we remain focused on achieving and maintaining dynamic growth and significant shareholder value."

    Quarter Highlights

    Integration of Acquisition
    On February 27, 2004, we acquired all of the outstanding common stock of Salisbury Engineering, Inc. ("SEI"). SEI, based in Delmar, Delaware, designs and manufactures a full line of RF and microwave components and systems used primarily in military and aerospace applications. SEI's current products include microwave synthesizers, multiple channel filter banks and preselectors, and GPS noise amplifiers. These complex systems incorporate advanced technologies and significantly expand our microwave capabilities. In addition, SEI's microwave component offerings (miniature chip filters, lumped element filters, band reject filters, cavity filters, and waveguides) are a natural complement to our existing frequency control product offerings. The aggregate cash purchase price for SEI was approximately $5.6 million, including legal fees and other costs directly related to the acquisition. The purchase price was entirely funded through our available cash reserves.
    During the second quarter of fiscal 2004, we successfully integrated this acquisition into our Frequency Control Products Group with SEI receiving
$1.1 million of customer orders, generating $1.3 million of shipments, and being immediately accretive to our overall profitability.

    Improved Profit Margins
    During the current quarter, our operating margins continued to improve.
In the second quarter of fiscal 2004, gross margin was $6.6 million or 30.5% of sales, compared to $3.5 million or 22.5% of sales for the second quarter of last year. This improvement primarily reflects decreases in manufacturing overhead costs, from numerous cost reduction programs, and economies of scale realized with additional production and shipment volumes. In addition, our direct labor costs continue to decrease as a result of greater utilization of our low-cost manufacturing centers in Juarez, Mexico and Guangdong, China.

    Strong Cash Flow and Liquidity
    Our operating cash flow and liquidity remain strong. Despite increased working capital requirements, net cash generated by operating activities amounted to $3.7 million during the first half of fiscal 2004, an increase of $789,000 or 27% from the comparable period a year ago. As a result of increased shipments and production requirements during the first six months of fiscal 2004, accounts receivable and inventories increased by $1.7 million and $1.2 million, respectively. Our total cash and cash equivalents at the end of the second quarter were $21.8 million, and our total borrowed funds were only $2.1 million.

    China Manufacturing Operations
    The growth of our China manufacturing operations continues as planned. During the second quarter of fiscal 2004, approximately $1.0 million of products were manufactured and shipped from our modern 16,000 square foot facility, located in the Guangdong province of southern China. In addition to supplying product to our China customers, we expect this operation to ultimately enable us to participate in new Asian markets and become a low-cost manufacturing center capable of effectively competing in highly cost competitive industries, such as automotive.

    Current Business Outlook
    Mr. Southworth stated, "Based on our current assessment of sales order backlog and forecasted customer demand, we believe our third quarter sales will be between $21.5 and $22.0 million. This sales expectation represents an increase of approximately 40% from the third quarter of last year. Third quarter earnings are expected to approximate 12 cents per share, compared to our breakeven earnings performance of zero cents per share for the same quarter of 2003. Although our visibility beyond the third quarter is very limited, we believe that we are strategically positioned for long-term growth and greater profitability in our improving marketplace," he concluded.

    Forward-Looking Information
    This press release contains statements that are forward-looking statements within the meaning of the Private Securities Reform Act of 1995. These statements are based on current expectations, estimates, and projections about the Company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.
    Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors and risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

    Simultaneous Webcast and Teleconference Replay
    Spectrum Control will host a teleconference to discuss its second quarter results on Thursday, June 17, 2004, at 4:45 p.m., Eastern Time. Internet users will be able to access a simultaneous webcast of the teleconference at http://www.spectrumcontrol.com or http://www.vcall.com . A taped replay of the call will be available through June 18, 2004, at 877-660-6853, access account 1628, conference 107609, or for 30 days over the Internet at the Company's website.

    Business Segment Description
    Our operations are currently conducted in three reportable segments: signal integrity products; power integrity products and management systems; and frequency control products. Our Signal Integrity Products Group designs and manufactures a broad range of low pass electromagnetic interference ("EMI") filters, surface mount EMI filters, filtered arrays, filtered connectors, specialty ceramic capacitors, and our newly developed motor line feed-thru ("MLFT") filters. Our Power Integrity Products and Management Systems Group designs and manufactures numerous power integrity products (power line filters, power entry modules, multisection filters, power terminal blocks, and custom power filter assemblies) and power management systems (power distribution units, remote power management systems, fuse interface panels, breaker interface panels, and custom power distribution systems). Our Frequency Control Products Group designs and manufactures ceramic resonators and bandpass filters, ceramic patch antennas, duplexers, lumped element filters, cavity filters, waveguide filters, and related products and systems.

    About Spectrum Control
    Spectrum Control, Inc. designs and manufactures a wide range of components and systems used to condition, regulate, transmit, receive, or govern electronic performance. Although Spectrum Control products are used in many industries worldwide, the Company's largest markets are telecommunications equipment and military/aerospace. For more information about Spectrum Control and its products, please visit the Company's website at http://www.spectrumcontrol.com .


     Spectrum Control, Inc. and Subsidiaries
     Condensed Consolidated Balance Sheets
    (Unaudited)

    (Dollar Amounts in Thousands)

                                                  May 31,         November 30,
                                                   2004                2003

    Assets

    Current assets
       Cash and cash equivalents                   $21,837            $24,779
       Accounts receivable, net                     13,834             11,521
       Inventories                                  14,680             13,110
       Prepaid expenses and other current assets     2,315              2,804

            Total current assets                    52,666             52,214

    Property, plant and equipment, net              13,471             12,646

    Noncurrent assets
       Goodwill                                     20,884             18,019
       Other                                         1,095                492

            Total assets                           $88,116            $83,371

    Liabilities and Stockholders' Equity

    Current liabilities
       Accounts payable                             $5,141             $3,147
       Accrued liabilities                           2,591              2,240
       Current portion of long-term debt               285                285

            Total current liabilities                8,017              5,672

    Long-term debt                                   1,841              2,106

    Deferred income taxes                            3,793              3,549

    Stockholders' equity                            74,465             72,044

            Total liabilities and
             stockholders' equity                  $88,116            $83,371


     Spectrum Control, Inc. and Subsidiaries
     Condensed Consolidated Statements of Income
     (Unaudited)

    (Amounts in Thousands Except Per Share Data)

                                        Three Months Ended  Six Months Ended
                                               May 31,           May 31,
                                            2004     2003     2004     2003

    Net sales                             $21,484  $15,470  $38,609  $30,716

    Cost of products sold                  14,933   11,983   27,658   23,966

    Gross margin                            6,551    3,487   10,951    6,750

    Selling, general and
     administrative expense                 4,100    3,103    7,536    6,223

    Income from operations                  2,451      384    3,415      527

    Other income (expense)
          Interest expense                    (28)     (28)     (57)     (57)
          Other income and expense, net        45       44       97      203
                                               17       16       40      146

    Income before provision
       for income taxes                     2,468      400    3,455      673

    Provision for income taxes                940      152    1,315      257

    Net income                             $1,528     $248   $2,140     $416

    Earnings per common share:
          Basic                             $0.12    $0.02    $0.16    $0.03
          Diluted                           $0.12    $0.02    $0.16    $0.03

    Average number of common
     shares outstanding:
          Basic                            13,013   12,934   12,996   12,940
          Diluted                          13,176   12,955   13,163   12,961


     Spectrum Control, Inc. and Subsidiaries
     Selected Financial Data
     (Unaudited)
                                   Three Months Ended     Six Months Ended
                                         May 31,               May 31,
                                     2004       2003       2004       2003

    Selected Financial Data,
     as a Percentage of Net Sales:

        Net sales                   100.0 %    100.0 %    100.0 %    100.0 %
        Cost of products sold        69.5       77.5       71.6       78.0
        Gross margin                 30.5       22.5       28.4       22.0
        Selling, general and
         administrative expense      19.1       20.0       19.5       20.3
        Income from operations       11.4        2.5        8.9        1.7
        Other income (expense)
            Interest expense         (0.1)      (0.2)      (0.2)      (0.2)
            Other income and
             expense, net             0.2        0.3        0.2        0.7
        Income before provision
         for income taxes            11.5        2.6        8.9        2.2
        Provision for income taxes    4.4        1.0        3.4        0.8
        Net income                    7.1 %      1.6 %      5.5 %      1.4 %


     Selected Operating Segment Data:
     (Dollar Amounts in Thousands)

      Signal integrity  products:
        Customer orders received  $13,190    $10,984    $23,739    $21,107
        Net sales                  12,582     10,932     23,217     21,722

      Power integrity products
       and management systems:
            Customer orders
             received               5,264      2,673      9,756      6,445
            Net sales               5,306      2,795      9,952      5,589

      Frequency control products:
            Customer orders
             received               3,417      1,354      5,591      3,019
            Net sales               3,596      1,743      5,440      3,405

SOURCE  Spectrum Control, Inc.
    -0-                             06/17/2004
    /CONTACT: Investor Relations, John P. Freeman, Senior Vice President and Chief Financial Officer of Spectrum Control, Inc., +1-814-474-4310/
    /Web site:  http://www.spectrumcontrol.com /
    (SPEC)

CO:  Spectrum Control, Inc.
ST:  Pennsylvania, China
IN:  CPR ECP EPM
SU:  ERN ERP CCA MAV